AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

DATED JANUARY 27, 2014 BETWEEN GUGGENHEIM FUNDS TRUST AND RYDEX

FUND SERVICES, LLC

The following amendment (the “Amendment”) is made to the Transfer Agency Agreement between Guggenheim Funds Trust (the “Trust”) and Rydex Fund Services, LLC (“RFS”), dated January 27, 2014, as amended from time to time (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

1.	Effective September 24, 2014 Schedule A of the Agreement is hereby deleted and replaced in its entirety with the attached Schedule A.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 23rd day of September, 2014.

GUGGENHEIM FUNDS TRUST

By:
Name: Amy J. Lee
Title: Chief Legal Officer

RYDEX FUND SERVICES, LLC

By:
Name: Amy J. Lee
Title: Secretary

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND GUGGENHEIM FUNDS TRUST

Date: September 24, 2014

Funds

Guggenheim Alpha Opportunity Fund

Guggenheim Capital Stewardship Fund

Guggenheim Enhanced World Equity Fund

Guggenheim Floating Rate Strategies Fund

Guggenheim High Yield Fund

Guggenheim Investment Grade Bond Fund

Guggenheim Large Cap Value Fund

Guggenheim Limited Duration Fund

Guggenheim Macro Opportunities Fund

Guggenheim Mid Cap Value Fund

Guggenheim Mid Cap Value Institutional Fund

Guggenheim Municipal Income Fund

Guggenheim Risk Managed Real Estate Fund

Guggenheim Small Cap Value Fund

Guggenheim StylePlus—Large Core Fund

Guggenheim StylePlus—Mid Growth Fund

Guggenheim Total Return Bond Fund

Guggenheim World Equity Income Fund

[additions noted in bold]